UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2013 (September 18, 2013)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On September 18, 2013, a subsidiary of Tenneco Inc. entered into an agreement to acquire the 20 percent equity interest in Tenneco Tongtai (Dalian) Exhaust System Co., Ltd. (“TTEC”), the company’s joint venture in Dalian, China, not already held by the company. As a result of this purchase, TTEC will become a wholly owned indirect subsidiary of Tenneco. The purchase price for the 20 percent equity interest will be approximately $69 million. The current joint venture partner will also receive an additional amount of approximately $9 million in lieu of receiving its pro-rata share of the fiscal year 2013 dividend from the joint venture. The closing of the purchase is subject to customary closing conditions and is expected to occur in two stages during the fourth quarter of 2013 and the first quarter of 2014.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning the potential acquisition of the equity interest in TTEC by the company. Tenneco’s ability to complete the transaction will depend upon its ability to secure requisite governmental approvals, among other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: September 19, 2013	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel
and Corporate Secretary